Exhibit 14b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Hennessy Funds Trust with respect to the Westport Fund and the Westport Select Cap Fund, each a series of shares of Westport Funds and to the use of our report dated February 22, 2016 on the financial statements and financial highlights included in the 2015 Annual Report.   Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders, which is incorporated by reference on Form N-14.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 2, 2016